EXHIBIT 99.1

Orient Paper to Present at Upcoming Rodman & Renshaw Annual China Investment Conference in Shanghai

Press Release Source: Orient Paper, Inc. On Monday February 28, 2011, 8:00 am EST

BAODING, China, Feb. 28, 2011 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (AMEX:ONP - News) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced that the Company's management team will present at the Rodman and Renshaw Annual China Investment Conference in Shanghai, China to be held March 6-8, 2011.

The date, time, and location of Orient Paper's presentation at the Conference are as follows:

Date:	Tuesday, March 8, 2011
Time:	9:50 a.m.
Presenter:	Chairman and CEO, Mr. Zhenyong Liu and CFO, Mr. Winston Yen
Location:	Parlour V, Le Royal Meridien,
Shanghai, China

A copy of Orient Paper's investor presentation will be made available online at: http://www.orientpaperinc.com/corporate-presentation.html

The Rodman & Renshaw's 2011 Annual China Investment Conference will feature diverse industry sectors, including Agriculture, Automotive, Cleantech & Energy, Consumer, Education, Healthcare, Industrial, Metals & Mining, and Technology. The conference is expected to attract over 150 public and private companies and more than 1,000 attendees. For more information about the conference and registration, please visit www.rodm.com/conferences.

Investors who wish to meet with Orient paper's management may contact Rodman & Renshaw or the Company's IR representative in the U.S., Raymond Campos at +1 (310) 954 1356 or raymond.campos@ccgir.com.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper
Winston Yen, Chief Financial Officer
Phone: +1-562-818-3817
Email: info@orientpaperinc.com